CALL RIGHT TRANSFER AGREEMENT

CALL RIGHT TRANSFER AGREEMENT (this “Agreement”) dated February 22, 2007, among NBC Palm Beach Investment II, Inc., a California corporation (“Palm Beach II”), NBC Universal, Inc., a Delaware corporation (“NBCU,” and together with Palm Beach II, the “NBCU Entities”), and CIG Media LLC (“CM”), a Delaware limited liability company controlled by Citadel Limited Partnership, an Illinois limited partnership (“CLP”).

WITNESSETH

WHEREAS, on November 7, 2005, Mr. Lowell W. Paxson, Second Crystal Diamond Limited Partnership, a Nevada limited partnership, Paxson Enterprises, Inc., a Nevada corporation (collectively, the “Call Stockholders”) and Palm Beach II entered into a Call Agreement (the “Call Agreement”; capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Call Agreement), pursuant to which the Call Stockholders irrevocably granted Palm Beach II the Call Right to purchase from the Call Stockholders all of the Call Shares during the Call Period;

WHEREAS, contemporaneously with the execution of the Call Agreement, the Call Stockholders, NBCU and The Bank of New York (the “Escrow Agent”) entered into an Escrow Agreement (the “Escrow Agreement”), pursuant to which the Call Stockholders deposited 15,455,062 shares of Class A Common Stock owned by the Call Stockholders and NBCU deposited cash in the amount of $3,863,765.50 (the “Escrow Deposit”) with the Escrow Agent;

WHEREAS, contemporaneously with the execution of the Call Agreement and the Escrow Agreement, Mr. Lowell W. Paxson, NBCU and ION Media Networks, Inc. (f/k/a Paxson Communications Corporation), a Delaware corporation (the “Company”), entered into a Paxson Consulting and Noncompetition Agreement (the “Paxson Noncompete Agreement”) and Mr. Dean M. Goodman and NBCU entered into a Goodman Noncompetition Agreement (the “Goodman Noncompete Agreement,” and together with the Paxson Noncompete Agreement, the “Noncompete Agreements”), pursuant to which NBCU agreed to make certain payments to the Company, Mr. Lowell W. Paxson and Mr. Dean M. Goodman under the terms and condition set forth therein;

WHEREAS, in connection with a potential restructuring (the “Transaction”) of the Company’s ownership and capital structure proposed by CLP and NBCU in a letter to the Company, dated January 17, 2007, including a term sheet attached thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time), the NBCU Entities wish to assign all of their rights and obligations under the Call Agreement, the Escrow Agreement and the Noncompete Agreements to CM, and CM wishes to assume all of the rights and obligations of the NBCU Entities under the Call Agreement, Escrow Agreement and the Noncompete Agreements, pursuant to Section 5.6 of the Call Agreement, Section 11 of the Escrow Agreement, Section 8 of the Paxson Noncompete Agreement and Section 7 of the Goodman Noncompete Agreement, respectively;

WHEREAS, on February 16, 2007 the Board of Directors approved CM as the Permitted Transferee of the Call Right pursuant to Section 2.5 of the Call Agreement; and

WHEREAS, effective upon CM’s acquisition of Class B Common Stock included in the Call Shares at the Call Closing, that certain PMC Management and Proxy Agreement, dated November 7, 2005, among the Company, Paxson Management Corporation, a Nevada corporation (“PMC”), Mr. Lowell W. Paxson and certain of the Company’s subsidiaries (collectively, the “Station Subsidiaries”) listed on the signature page thereto, and the voting control of PMC over the Station Subsidiaries shall terminate.

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” means any claim, demand, action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

“Agreement” has the meaning assigned to it in the Preamble.

“Assignment Closing” has the meaning assigned to it in Section 2.3 hereof.

“Assignment Date” has the meaning assigned to it in Section 2.3 hereof.

“Call Agreement” has the meaning assigned to it in the Recitals.

“Call Stockholders” has the meaning assigned to it in the Recitals.

“CLP” has the meaning assigned to it in the Preamble.

“CM” has the meaning assigned to it in the Preamble.

“Company” has the meaning assigned to it in the Recitals.

“Definitive Documentation” means the agreements to be executed in connection with the Transaction by the Company, any of the parties hereto or their respective Affiliates at or prior to the Assignment Date, in each case in form and substance reasonably satisfactory to such parties.

“Escrow Agent” has the meaning assigned to it in the Recitals.

“Escrow Agreement” has the meaning assigned to it in the Recitals.

“Escrow Deposit” has the meaning assigned to it in the Recitals.

“Goodman Noncompete Agreement” has the meaning assigned to it in the Recitals.

“Law” means any federal, state, provincial, local, foreign or similar statute, law, ordinance, regulation, rule, code (having the force of law), requirement or interpretation or rule of law of any Governmental Authority or any Order.

“Material Adverse Effect” means any event, change, circumstance or effect that, individually or when taken together with all other such events, changes, circumstances or effects, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be considered in determining whether there has been a Material Adverse Effect (except to the extent disproportionately affecting the Company and its Subsidiaries relative to other companies in the television broadcasting industry): (i) general economic condition or (ii) events, changes, circumstances or effects affecting the television broadcasting industry generally.

“NBCU” has the meaning assigned to it in the Preamble.

“NBCU Entities” has the meaning assigned to it in the Preamble.

“Noncompete Agreements” has the meaning assigned to it in the Recitals.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ issued by a Governmental Authority.

“Palm Beach II” has the meaning assigned to it in the Preamble.

“Paxson Noncompete Agreement” has the meaning assigned to it in the Recitals.

“PMC” has the meaning assigned to it in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning assigned to it in Section 4.1(a) hereof.

“Station Subsidiaries” has the meaning assigned to it in the Recitals.

“Subsidiary” means, with respect to the Company, a corporation, partnership, limited liability company, joint venture, or other entity of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled, directly or indirectly, by the Company and/or one or more of its respective Subsidiaries.

“Transaction” has the meaning assigned to it in the Recitals.

ARTICLE II

ASSIGNMENT AND ASSUMPTION

Section 2.1 Assignment of Call Agreement, Escrow Agreement and Obligations under Noncompete Agreements by NBCU Entities. On the terms and subject to the conditions set forth in this Agreement, effective as of the Assignment Date, (i) Palm Beach II shall assign all of its rights and obligations under the Call Agreement (including the Call Right), and (ii) NBCU shall assign all of its rights and obligations under the Escrow Agreement (including the right to the proceeds of the Escrow Deposit) and the Noncompete Agreements (including the payment obligations to the Company, Mr. Lowell W. Paxson and Mr. Dean M. Goodman thereunder), to CM. The parties hereto hereby agree that, following the Assignment Closing, the NBCU Entities shall not have any rights or obligations under the Call Agreement, the Escrow Agreement or the Noncompete Agreements.

Section 2.2 Assumption of Call Agreement, Escrow Agreement and Obligations under Noncompete Agreements by CM. On the terms and subject to the conditions set forth in this Agreement, effective as of the Assignment Date, CM shall assume and accept the assignment of (i) all of the rights and obligations of Palm Beach II under the Call Agreement and (ii) all of the rights and obligations of NBCU under the Escrow Agreement and the Noncompete Agreements, and in each case, agree to be bound by all of the terms and conditions thereof in the same way as such terms obligate the NBCU Entities.

Section 2.3 Effective Date of Assignment. (a) Subject to the terms and conditions of this Agreement, the assignment by the NBCU Entities of the Call Agreement, the Escrow Agreement and the Noncompete Agreements, and the assumption by CM of the Call Agreement, Escrow Agreement and the Noncompete Agreements contemplated by this Agreement shall become effective at a closing (the “Assignment Closing”) to be held at the office of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M., local time, on the third Business Day following the satisfaction or waiver of all conditions specified in Article III (other than those conditions that by their nature are to be satisfied at the Assignment Closing, but subject to satisfaction or waiver thereof), or at such other place or at such other time or on such other date as the parties hereto may mutually agree upon in writing (the day on which the Assignment Closing takes place being the “Assignment Date”).

(b) At the Assignment Closing and subject to the satisfaction or waiver of all conditions specified in Article III (other than those conditions that by their nature are to be satisfied at the Assignment Closing, but subject to satisfaction or waiver thereof), each party hereto, including its respective Affiliates, shall deliver or cause to be delivered to each of the other parties hereto, the duly executed Definitive Documentation to which it is a party.

(c) Immediately following the Assignment Closing, CM shall (i) deliver a Call Notice to the Call Stockholders to exercise the Call Right pursuant to the terms and conditions of the Call Agreement and (ii) commence a Tender Offer pursuant to the terms and conditions of Section 3.5 of the Stockholder Agreement. Upon exercise of the Call Right, CM shall (x) together with the Call Stockholders, deliver a joint written notice to the Escrow Agent pursuant to Section 4(a) of the Escrow Agreement and (y) pay Mr. Dean M. Goodman $2,250,000 by wire transfer of immediately available funds to such an account or accounts specified in writing by him.

ARTICLE III

CONDITIONS TO ASSIGNMENT CLOSING

Section 3.1 Conditions to Assignment Closing of CM. The obligations of CM to effect the Assignment Closing shall be subject to the satisfaction or waiver by CM, on the Assignment Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the NBCU Entities set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Assignment Date as if made on and as of the Assignment Date.

(b) Board Approval. The Board of Directors shall have approved the Transaction.

(c) Governmental Filings and Third Party Approvals. CM shall have made all governmental filings required to be made to consummate the Transaction under the applicable law, including the HSR Act, and any waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and all material permits and approvals required to be obtained from any Governmental Authority or any other Person to consummate the Transaction or the transactions contemplated hereby shall have been received or obtained.

(d) FCC Application. CM shall have filed the FCC Application in accordance with Section 2.2(b) of the Call Agreement.

(e) FCC Approval. The FCC shall have granted the FCC Application by a Final Order approving the acquisition of the Call Shares by CM from the Paxson Stockholders; provided that if a Final Order has not been received by May 6, 2007, this condition shall be deemed waived.

(f) Absence of Material Adverse Effect. No event, change, circumstance or effect shall have occurred which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g) No Action. No Action involving the Company or any of its directors, officers, employees, stockholders or debtholders shall be pending before any Governmental Authority that would prevent or materially delay the consummation of the Transaction or, if successful, would require the parties hereto or the Company to materially alter the Transaction.

(h) No Orders; Law. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority that has the effect of making the transactions contemplated by this Agreement or the Definitive Documentation illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated hereby or thereby.

(i) Definitive Documentation. Each of the Company and the NBCU Entities shall have executed and delivered to CM the Definitive Documentation to which it is a party, and CM shall be reasonably satisfied as to the form and substance of such Definitive Documentation.

(j) Performance of Covenants. Each of the NBCU Entities shall have performed in all respects the covenants specified in Sections 4.5 and 4.7 of this Agreement and in all material respects all other covenants and agreements required to be performed by it under this Agreement.

(k) Performance of Covenants under Other Agreements. Each of the NBCU Entities shall have performed in all material respects all covenants and agreements required to be performed by it under each of the Call Agreement, the Escrow Agreement or the Noncompete Agreements to which it is a party.

Section 3.2 Conditions to Assignment Closing of NBCU Entities. The obligations of the NBCU Entities to effect the Assignment Closing shall be subject to the satisfaction or waiver by the NBCU Entities, on the Assignment Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CM set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Assignment Date as if made on and as of the Assignment Date.

(b) Board Approval. The Board of Directors shall have approved the Transaction.

(c) Governmental Filings and Third Party Approvals. CM shall have made all governmental filings required to be made to consummate the Transaction under the applicable law, including the HSR Act, and any waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated and all material permits and approvals required to be obtained from any Governmental Authority or any other Person to consummate the Transaction or the transactions contemplated hereby shall have been received or obtained.

(d) FCC Application. CM shall have filed the FCC Application in accordance with Section 2.2(b) of the Call Agreement.

(e) FCC Approval. The FCC shall have granted the FCC Application by a Final Order approving the acquisition of the Call Shares by CM from the Paxson Stockholders; provided that if a Final Order has not been received by May 6, 2007, this condition shall be deemed waived.

(f) Absence of Material Adverse Effect. No event, change, circumstance or effect shall have occurred which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(g) No Action. No Action involving the Company or any of its directors, officers, employees, stockholders or debtholders shall be pending before any Governmental Authority that would prevent or materially delay the consummation of the Transaction or, if successful, would require the parties hereto or the Company to materially alter the Transaction.

(h) No Orders; Law. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Authority that has the effect of making the transactions contemplated by this Agreement or the Definitive Documentation illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated hereby or thereby.

(i) Definitive Documentation. Each of the Company and CM shall have executed and delivered to the NBCU Entities the Definitive Documentation to which it is a party, and the NBCU Entities shall be reasonably satisfied as to the form and substance of such Definitive Documentation.

(j) Performance of Covenants. CM shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.1 Representations and Warranties of NBCU Entities. Each NBCU Entity hereby represents and warrants to CM as follows:

(a) Existence; Compliance with Law. Each NBCU Entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each NBCU Entity is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of such NBCU Entity to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each NBCU Entity of this Agreement, the performance by each NBCU Entity of its obligations hereunder and the consummation by each NBCU Entity of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such NBCU Entity. This Agreement has been duly executed and delivered by each NBCU Entity, and (assuming due authorization, execution and delivery by CM) this Agreement constitutes legal, valid and binding obligations of each NBCU Entity, enforceable against each NBCU Entity in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Each of the Call Agreement, the Escrow Agreement and the Noncompete Agreements is in full force and effect and constitutes the legally valid and binding obligation of the NBCU Entities that entered into such agreement and, to the knowledge of each of the NBCU Entities, each of the other parties thereto. Except as disclosed in (i) the Current Report on Form 8-K filed by the Company with the SEC on November 7, 2005 or (ii) Amendment No. 2 to the Schedule 13D/A filed by NBCU with the SEC on November 9, 2005 (together, the “SEC Filings”), there are no side letters or agreements which relate to any of the Call Agreement, the Escrow Agreement or the Noncompete Agreements. True copies of each of the Call Agreement, the Escrow Agreement and the Noncompete Agreements, as amended to date, have been filed with the SEC in the SEC Filings or provided to CLP by NBCU.

(b) Authorization; Enforceable Obligations. Assuming that all consents, approvals, authorizations and other actions described in Section 4.1(c) hereof have been obtained, all filings and notifications have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to CM or its Affiliates, the execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or by laws (or similar organizational documents) of such NBCU Entity, (ii) conflict with or violate any law or Governmental Order applicable to such NBCU Entity or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such NBCU Entity or any of its Affiliates is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of such NBCU Entity to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each of the Call Agreement, the Escrow Agreement and the Noncompete Agreements is assignable by the NBCU Entity that is a party thereto and, except as described in Section 4.1(c) of this Agreement, such assignment does not require the consent of any Person.

(c) Governmental Consents. The execution, delivery and performance by each NBCU Entity of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) filings with the SEC pursuant to Sections 13(d) and 16 of the Exchange Act by the NBCU Entities, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by such NBCU Entity of the transactions contemplated by this Agreement or (iii) as may be necessary as a result of any facts or circumstances relating solely to the Company or CM or any of their respective Affiliates.

Section 4.2 Representations and Warranties of CM. CM hereby represents and warrants to the NBCU Entities as follows:

(a) Existence; Compliance with Law. CM is duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. CM is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not adversely affect the ability of CM to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by CM of this Agreement, the performance by CM of its obligations hereunder and the consummation by CM of the transactions contemplated hereby have been duly authorized by all requisite action on the part of CM. This Agreement has been duly executed and delivered by CM, and (assuming due authorization, execution and delivery by each NBCU Entity) this Agreement constitutes legal, valid and binding obligations of CM, enforceable against CM in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) Authorization; Enforceable Obligations. Assuming that all consents, approvals, authorizations and other actions described in Section 4.2(c) hereof have been obtained, all filings and notifications have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the NBCU Entities, the execution, delivery and performance of this Agreement does not and will not (i) violate, conflict with or result in the breach of the certificate of incorporation or by laws (or similar organizational documents) of CM, (ii) conflict with or violate any law or Governmental Order applicable to CM or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which CM or any of its Affiliates is a party, except, in the case of clauses (ii) and (iii), as would not materially and adversely affect the ability of CM to carry out its obligations hereunder and to consummate the transactions contemplated hereby.

(c) Governmental Consents. The execution, delivery and performance by CM of this Agreement do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (i) filing of the FCC Application with the FCC, (ii) filings with the SEC (A) pursuant to Sections 13(d) and 16 of the Exchange Act by CM, and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, or (B) a tender offer statement on Schedule TO or such other documents otherwise required in connection with the transactions contemplated by this Agreement, (iii) the pre-merger notification and waiting period requirements of the HSR Act in connection with the commencement of the Tender Offer, (iv) the grant of the FCC Application by a Final Order of the FCC in connection with the acquisition of the Call Shares by CM from the Paxson Stockholders, (v) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by CM of the transactions contemplated by this Agreement, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” laws, or (vii) as may be necessary as a result of any facts or circumstances relating solely to the Company or the NBCU Entities or any of their respective Affiliates.

Section 4.3 FCC Application; Inconsistent Actions; Final Order. As promptly as practicable following the date hereof, CM shall cooperate with the Company to file the FCC Application in accordance with Section 2.2(b) of the Call Agreement. Neither the NBCU Entities nor CM shall take any action that would reasonably be expected to delay or hinder the grant of the FCC Application. The NBCU Entities hereby agree that they will not, and they shall not permit their Affiliates, to file a petition to deny or otherwise object to or oppose the grant of the FCC Application.

Section 4.4 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to perform the obligations of such party under this Agreement and to consummate the transactions contemplated hereby.

Section 4.5 Amendment of Agreements. No NBCU Entity shall amend or waive (other than immaterial waivers) any of the provisions of the Call Agreement, the Escrow Agreement or the Noncompete Agreements to which it is a party without the prior written consent of CM. NBCU shall provide CM prompt written notice of any immaterial waivers granted by NBCU under such agreements.

Section 4.6 No Performance until Assignment Closing. Each of the NBCU Entities acknowledges that the execution and delivery of this Agreement does not and will not create or impose any obligations on CM to perform any of the obligations or transactions contemplated to be performed by a permitted transferee under any of the Call Agreement, the Escrow Agreement or the Noncompete Agreements until the consummation of the Assignment Closing.

Section 4.7 Restrictions on Assignment. So long as this Agreement is in effect and has not been terminated in accordance with its terms, each of the NBCU Entities shall not, without the prior written consent of CM, Transfer or attempt to Transfer the Call Right to any other Person.

ARTICLE V

MISCELLANEOUS

Section 5.1 Termination. (a) This Agreement shall terminate in its entirety on the earlier to occur of the following: (i) the date on which the Company notifies any party hereto or publicly announces that it has determined to cease to participate in discussions, conversations, negotiations or other communications with CLP, NBCU or their respective Affiliates and representatives with respect to the Transaction, or (ii) on May 7, 2007 if any of the conditions in Sections 3.1 and 3.2 of this Agreement (other than the conditions in Sections 3.1(e) and 3.2(e)) has not been satisfied or waived as of May 7, 2007; provided, that in the event the Board of Directors does not approve the Transaction on or prior to March 31, 2007, NBCU shall have the right to terminate this Agreement.

(b) In the event this Agreement is terminated pursuant to Section 5.1(a) hereof, it shall become void and of no further effect and no party hereto (or any of its Affiliates, directors, officers, representatives or agents) shall have any liability or further obligation to any other party to this Agreement, except that the termination of this Agreement shall not relieve any party of any liability arising out of or resulting from any knowing, willful or intentional breach of this Agreement by such party prior to such termination.

Section 5.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by fax or sent by overnight courier as follows:

(a)    If to the NBCU Entities, to:

NBC Universal, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention: General Counsel
Tel: 212-646-7024
Fax: 212-646-4733

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: John A. Marzulli, Jr.
Tel: 212-848-8590
Fax: 646-848-8590

(b)    If to CM, to:

CIG Media LLC
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Attention: Matthew B. Hinerfeld
Tel: 312-395-3167
Fax: 312-267-7628

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Robert Schwenkel
   Steven Steinman
Tel: 212-859-8000
Fax: 212-859-4000

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

Section 5.3 Entire Agreement; Amendment. This Agreement, the Definitive Documentation, the Letter of Intent, dated as of January 17, 2007, between NBCU and CLP and any other documents described therein or attached or delivered pursuant thereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time only by an agreement in writing signed by all of the parties hereto. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 5.4 Successors and Assigns; Third Party Beneficiaries. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this Section 5.4 shall be null and void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person, other than the parties hereto and their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and for the benefit of no other Person.

Section 5.5 Other Provisions. The provisions of Sections 5.3 (Severability), 5.4 (Counterparts), 5.5 (Governing Law; Jurisdiction; Waiver of Jury Trial), 5.7 (Remedies), 5.8 (Further Assurances) and 5.9 (Headings, Captions and Table of Contents) of the Call Agreement are incorporated herein by reference and shall apply to the terms and conditions of this Agreement and the parties hereto mutatis mutandis.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representative all as of the date first above stated.

NBC PALM BEACH INVESTMENT II, INC.

By: /s/ Richard Cotton
       Name: Richard Cotton
       Title: Executive Vice President and General Counsel

NBC UNIVERSAL, INC.

By:/s/ Richard Cotton
       Name: Richard Cotton
       Title: Executive Vice President and General Counsel

CIG MEDIA LLC

By:    Citadel Limited Partnership,
   its Manager

By:     Citadel Investment Group, L.L.C.,
    its General Partner

By:/s/ Matthew Hinerfeld
       Name: Matthew B. Hinerfeld
       Title:  Managing Director & Deputy General Counsel